Exhibit A

              Tel-Instrument Electronics Corp Announced Navy Award

     CARLSTADT, N.J.--(BUSINESS WIRE)--July 25, 2006--Tel-Instrument Electronics Corp (AMEX:TIK) is pleased to announce that it has been awarded a major contract by the U.S. Navy for Intermediate Level TACAN Testers ("ITATS").
     The ITATS award value for the firm-fixed price; indefinite-delivery/indefinite-quantity is $12,724,750, including future deliverables. The Company has received the first delivery order valued at $4,443,816 for systems engineering, design and integration, fabrication, testing, and associated logistics costs for six First Article Test Units. Production will take place in Carlstadt, N.J., and the initial delivery order is expected to be completed in the next 18 to 24 months.
     The Company, together with DRS Sustainment Systems, Inc., an operating unit of DRS Technologies, Inc. (NYSE: DRS) based in St. Louis and KLJ Instruments, Inc. (KLJ) based in Kansas, has developed an innovative all digital Intermediate Level TACAN solution that is derived from Tel's TB-2100 bench test product. The ITATS unit will incorporate sophisticated automated test capabilities that DRS Sustainment Systems, Inc. has successfully introduced in other Automated Test Equipment products. The ITATS product will also benefit from over 20 years of KLJ design innovation with TACAN bench testers. The ITATS test units will be used at Navy intermediate maintenance activities, both ashore and afloat, in addition to Navy repair depots.
     Jeff O'Hara, the Company's Chief Operating Officer, said, "Tel-Instrument is proud that the U.S. Navy has selected the Tel solution for its Intermediate Level TACAN test requirements. The ITATS design combines advanced digital technology with state of the art automated testing capabilities. This product will represent an important expansion to Tel's current product line and the automated testing capabilities will represent a significant benefit to our customers. This contract, when taken in conjunction with the current CRAFT contract (AN/USM-708), should represent a solid base for the future profitable growth of the Company."

     This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

     Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

     Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.

     The Company's stock is traded in the American Stock Exchange under the symbol TIK.


     CONTACT: Tel-Instrument Electronics Corp
              Joseph P. Macaluso, 201-933-1600